Exhibit 3.22
State of Delaware
Secretary of State
Division of Corporations
Delivered 05:42 PM 07/13/2020
FILED 05:42 PM 07/13/2020
SR 20206200726 - File Number 3235635

CERTIFICATE OF INCORPORATION

OF

CALSPAN TECHNOLOGY ACQUISITION COMPANY

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the General Corporation Law of the State of Delaware hereby certifies that:

1.The name of the corporation is Calspan Technology Acquisition Company (the "Corporation").

2.The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.The nature of the business and of the purposes to be conducted and promoted by the Corporation are, in general, to carry on any business and engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.The total number of shares of stock which the Corporation shall have authority to issue is two hundred (200) shares, all of which shall have no par value. All such shares are of one class and are common shares.

5.The name and mailing address of the incorporator is as follows:
Ian Klak
Lippes Mathias Wexler Friedman LLP
50 Fountain Plaza, Suite 1700
Buffalo, New York 14202

6.Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7.No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director: (a) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which such director derived an improper personal benefit.

8.Election of directors need not be by written ballot.

9.The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter or repeal the By-Laws, and to adopt any new By-Laws, shall be vested in the Board of Directors.

Executed this 13th day of July, 2020

/s/ Ian Klak
Ian Klak, Sole Incorporator